UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 23, 2014 (June 20, 2014)
Education Management Corporation
(Exact name of registrant as specified in charter)
Pennsylvania
(State or Other Jurisdiction of Incorporation)
(Commission File Number) 001-34466    (IRS Employer Identification No.) 25-1119571
(Address of principal executive offices)
210 Sixth Avenue
Pittsburgh, Pennsylvania, 15222
(Registrant’s telephone number, including area code) (412) 562-0900
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On June 23, 2014, certain wholly-owned subsidiaries of Education Management Corporation, consisting of Education Management LLC (“EM LLC”) and the other Credit Parties under that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2007 and amended and restated as of December 7, 2010 (as amended from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein having the meanings set forth in the Credit Agreement), entered into a limited waiver (the “Waiver”) to the Credit Agreement with Lenders (the “Consenting Lenders”) constituting the Requisite Lenders.
Pursuant to the Waiver and subject to the Credit Parties’ compliance with the requirements set forth therein, the Consenting Lenders have agreed to waive until September 15, 2014 any potential Default or Event of Default arising from non-compliance with the Total Leverage Ratio or Interest Coverage Ratio covenants set forth in the Credit Agreement for the Test Period ending on June 30, 2014.
Requirements of the Waiver include, among others, that (i) no later than July 18, 2014, EM LLC deliver a five-year business plan to the Administrative Agent; (ii) as promptly as practicable and in any event, within 30 days of the Waiver’s effective date, the applicable Credit Parties take actions necessary to perfect the liens of the Collateral Agent on certain bank accounts; and (iii) no later than 30 days following the date of the Waiver, certain additional subsidiaries of Education Management Corporation become Credit Parties. In addition, from the effective date of the Waiver until its expiry, the Credit Parties have agreed not to make certain voluntary payments, Restricted Payments and Dispositions, subject, in each case, to specified exceptions.
The foregoing description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the Waiver, which shall be filed as an exhibit to Education Management Corporation’s upcoming Form 10-K.
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2014, Danny D. Finuf rescinded his resignation from the position of President - Brown Mackie Colleges and was reappointed to the position.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 23, 2014
Education Management Corporation
By:    /s/ J. Devitt Kramer
Name: J. Devitt Kramer
Title: Senior Vice President, General Counsel and          Secretary